OEM License and Reseller Agreement

This OEM License and Reseller Agreement is made as of March 1, 2005 by and between PlanetLink Communications, Inc. a Georgia_corporation, having its principal place of business at 10715 Gulfdale, Suite 285, San Antonio, Texas 78216 (hereinafter "Licensor"), and Karta Technologies, Inc., a Texas Corporation, having its principal place of business at 5555 Northwest Parkway, San Antonio, TX 78249 (hereinafter "OEM").

OEM desires to integrate certain Licensor software products related to tracking and monitoring vehicle fleets (the "Licensor Software") with certain software and hardware products (the "OEM Product") to create a combined product offering (the "Combined Product") (the Licensor Software, OEM Product and Combined Product are more specifically described and set forth on "EXHIBIT A" attached hereto) for distribution and license to end-users of the Combined Product ("End Users") who are located in the territory specified on Exhibit A (the "Territory"). OEM may only distribute and license the Licensed Software in accordance with the terms and conditions of this Agreement.

1. LICENSE GRANT

Licensor grants to OEM for a total consideration of
paid herein, a non-exclusive, non-transferable license (with the right to sublicense, as provided below) to use market and/or sell the Licensor Software together with the OEM Product for the purpose of creating the Combined Product subject only to the payment of license fees set forth herein for a period of ten (10) years from the date of issuance of a United States patent related to the Licensed Software. Should a patent never issue the license grant herein shall be perpetual. OEM will reproduce Licensor's proprietary rights notices as they appear in each item of Licensor Software. OEM at OEM cost and expense shall have the right to modify or change the Licensed Software for specific customer application ("OEM Development Work"). OEM shall notify Licensor of its intent to modify the Licensed Software for a specific customer application and use specifying the basic elements of the application in draft statement of work (SOW) and nature of the OEM Development Work. All OEM Development Work shall be jointly owned by Licensor and OEM.

For purposes of this Agreement, the term "Licensor Software" shall mean the source code of the Licensor Software and includes any updates, upgrades and new versions that Licensor may develop.

For the consideration paid and contemplated herein, Licensor further grants to OEM for the duration of this Agreement, a perpetual, non-exclusive, non-transferable right to sublicense the Licensor Software directly to End Users who are located in the Territory, and to reproduce the Licensor Software solely for purposes of such sublicensing. Each sublicense to an End User will be subject to an End User license agreement executed by the End User (the "End User License") that contains terms and conditions at least as protective as those currently used by Licensor which are attached here as Exhibit "B". OEM agrees to notify Licensor of any material breach by an End User of any terms of the End User License.

2. TERM OF AGREEMENT

The grant of the license herein shall commence on the date shown above ("Effective Date"), and shall continue thereafter unless properly terminated as provided herein. Termination of this Agreement shall not effect OEM ability to continue to service previously sold Combined Products and Licensed Software to End Users.

3. TRAINING AND SUPPORT OBLIGATIONS

A. Upon reasonable advance notice from OEM, Licensor shall provide up to six (6) hours of sales and/or technical training to OEM employees at no charge. Additional hours if needed, will be charged at a rate of $100.00per hour.

B. Licensor shall provide updates and upgrades and second level telephone support services to OEM in relation to the Licensor Software ("Support Services"). OEM shall designate up to two employees who will be OEM's authorized support contacts. Each support contact may telephone Licensor for Support Services. Upon receipt of notice from an OEM authorized support contact of a problem with the Licensor Software, Licensor shall use reasonable efforts to correct or circumvent the problem.

Licensor shall at the request of OEM supply certain component services to OEM for End Users at a cost to be agreed upon ("Component Services"). Component Services shall mean one or any of the following:

1) Wireless data transmission services

2) Mapping services

3) Hardware or equipment needed for the Combined Products as specified by OEM

4) Server Costs

5) Customer service level as defined at time of request

6) Vehicle Tracking and Monitoring Services (see Monitoring Services Agreement. attached hereto as Exhibit "C").

C. Either party, at its option, may order consulting services from the other party in connection with the Licensor Software and Combined Products or for any other work If such order is accepted by a party, such consulting services shall be provided on a time and materials basis under the terms and conditions of this Agreement and the work order, if any, signed by the parties.

4. OEM OBLIGATIONS

A. OEM shall maintain adequate records from which Licensor can determine the accuracy of all License Fees payable to Licensor. At Licensor's request, OEM shall prepare and submit to Licensor a report of each of OEM's End Users. Licensor, at Licensor cost may audit OEM's records, at Licensor's expense, upon reasonable notice to OEM. Any discrepancy proved by Licensor's audit shall be addressed in the amount due in the quarter during which the audit uncovered the discrepancy. Reimbursement for the period of the discrepancy shall not be limited by the OEM but shall be reimbursed from the beginning of the discrepancy.

Out of pocket costs by the Licensor for an audit in which a discrepancy is found will be reimbursed to the Licensor by the OEM. Amount of this reimbursement shall be no more than twice the amount of the discrepancy or 75% of the total out-of-pocket costs for the audit, whichever is less.

B. OEM agrees to coordinate with Licensor certain activities related to the Licensor Software, and will, among other things:

(1) provide Licensor with the name and location(s) of each End User within a reasonable time of Licensor's request therefor; and

(2) keep Licensor informed as to any problems encountered with the Licensor Software and any resolutions arrived at for those problems.

C. OEM also agrees that it shall not:

(1) include the Licensor Software in any other software (other than as part of the Combined Product) or make any other copies of the Licensor Software or any portion thereof other than as expressly permitted under this Agreement or by the parties hereafter;

LICENSOR ACKNOWLEDGES AND AGREES THIS LICENSE OF LICENSE SOFTWARE IN NO WAY RESTRICTS OR LIMITS OEM FROM CREATING, DEVELOPING, MARKETING AND SELLING ITS OWN LOCATION BASED SERVICES, GPS FLEET MANAGEMENT SOFTWARE AND/OR HARDWARE PRODUCTS TO END USERS OR OTHERS AS LONG AS OEM DOES NOT UTILIZE THE SOURCE CODE OF LICENSED SOFTWARE.

5. LICENSE, COMPONENT AND SUPPORT FEES; PAYMENT TERMS

License Fees for the license of Licensor Software are set forth on Exhibit A. OEM shall be responsible for paying all License Fees at the end of each month for units sold by the OEM or under demo contract to the OEM under this Agreement and included in the Combined Product sold to End Users in that month. Payments of License Fees to Licensor may not be withheld if OEM has not been able to collect from their customer during the month. Concurrently with each payment of License Fees, OEM shall deliver to Licensor a written report specifying the number of End Users that have executed End User Licenses during the applicable payment period. (The License Fee is applicable to all billing units. The License Fee for all units sold under this License and Reseller Agreement is per unit per month for as long as the unit bills.)

License Fees, component fees and/or support Fees and any other fees paid to Licensor under this Agreement are exclusive of, and will be paid without deduction for all taxes, levies, and similar governmental charges, however designated, and all liabilities with respect thereto which may be imposed by any jurisdiction, including, without limitation, sales, use, value-added and property taxes levied or based on gross revenue or operation of this Agreement.

6. OWNERSHIP

Except as set forth in this Agreement, Licensor retains all right, title and interest in and to the Licensor Software perpetual license, and all copies thereof, including without limitation, all copyrights, patent rights, trade secret rights and other proprietary rights therein.

7. LIMITED WARRANTY

Licensor warrants that for a period of six (6) months from delivery of Licensor Software to OEM, the Licensor Software will substantially conform to the documentation included with the Licensor Software ("Licensor Documentation"). OEM must notify Licensor in writing of any substantial non-conformity within such period. Licensor's sole obligation and OEM's exclusive remedy under this warranty is for Licensor to correct such non-conformity or implement a reasonable workaround in a manner determined by Licensor. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

8. LIMITATION OF LIABILITY

LICENSOR AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, REVENUES, OR PROFITS. IN NO EVENT SHALL LICENSOR'S OR ITS SUPPLIER'S LIABILITY UNDER THIS AGREEMENT EXCEED THE LICENSE FEES PAID HEREUNDER.

9. INFRINGEMENT INDEMNIFICATION

A. Licensor will defend, indemnify and hold OEM harmless from and against any and all damages, liabilities, costs and expenses (including but not limited to attorneys' fees) arising out of or incurred by OEM to the extent based on a claim that the use of Licensor Software constitutes an infringement of any patent, copyright or other intellectual property right. OEM agrees to promptly notify Licensor in writing of any claim and to give Licensor full authority, information and assistance for the defense of the claim, at Licensor's expense. Licensor shall pay all damages, attorney fees and costs finally awarded against OEM. Licensor may, at any time it is concerned over the possibility of such an infringement, at its option and expense, replace or modify the Licensor Software so that it is not infringing, or terminate or suspend the license granted hereunder.

10.TRADEMARKS; PRESS RELEASES

Both parties may upon written approval from the other party identify the other party by name and logo for promotional purposes in connection with this Agreement, subject to the terms of this Section 10. Both parties agree to include appropriate references to other parties trademark in brochures, advertisements, websites and other promotional

material. No other rights are granted under this Agreement with respect to either party's trademarks, trade names or logos.

No party shall issue a joint press release without the written consent of the other party.

11.ASSIGNMENT

Except to a subsidiary, division or other company either party may control or own, a majority interest in this Agreement may not be assigned or otherwise transferred by either party without prior written permission from either party, which shall not be unreasonably withheld.

12.TERMINATION

In addition to each party's termination right under Section 2, the party's shall have the following termination rights:

A. This Agreement and the License granted herein may only be terminated by Licensor upon

1) At least thirty (30) days prior written notice to OEM unless cured by OEM during the thirty (30) day period, for failure to make payments of license fees contemplated herein and payments are or have not been corrected within such notice period.

2) At least thirty (30) days prior written notice to OEM unless cured by OEM during the thirty (30) day period, for failure to make payments of support service payments as outlined in Section 3 (B) and Exhibit C and payments are or have not been corrected within such notice period.

B. OEM reserves the right to terminate this Agreement immediately upon

1) The filing for the benefit of any creditor of LICENSOR or Bankruptcy filing by Licensor

2) DETERMINATION BY OEM THAT IT IS IN OEM'S BEST INTEREST TO CREATE, MARKET, DEVELOP AND SELL TO END USERS AND OTHERS

OEM'S INTERNALLY DEVELOPED FLEET MONITORING SOFTWARE AND/OR HARDWARE PRODUCTS.

13.TERMINATION OBLIGATIONS

Upon termination of this Agreement for any reason:

A. OEM shall immediately cease to sublicense the Licensor Software except to End Users who have already executed an End User License prior to the date of termination;

B. OEM shall have the right to continue using a copy of the Licensor Software for purposes of supporting the OEM's existing End Users.

C. Sections 5 - 9, and 12, and all rights to payment for units being filled and paid for and causes of action arising prior to termination, shall survive termination of this Agreement.

14.RELATIONSHIP OF THE PARTIES

The parties are independent contractors. No agency, joint venture, partnership or similar relationship between Licensor and OEM is created by this Agreement. Neither party shall have any right or authority to act on behalf of the other or represent that it has such right or authority.

15.WAIVER, AMENDMENT OR MODIFICATION

The waiver, amendment or modification of any right, power or remedy hereunder shall not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought. The terms of this Agreement may not be amended or changed by the terms of any purchase order, or acknowledgment thereof, or any other document not signed by both parties. A waiver of any condition of this Agreement by any party shall not constitute a subsequent waiver of such condition or any other term or condition of this Agreement.

16.APPLICABLE LAW AND JURISDICTION

This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Texas without regard to conflict of laws provisions and the parties agree to submit to the exclusive jurisdiction of the federal and state courts located in Bexar County, Texas.

17.FORCE MAJEURE

Except for obligations to make payments hereunder, neither party will be liable for its failure or delay in performance of its obligations under this Agreement due to strikes, wars, terrorist acts, fires, floods, explosions, earthquakes, government regulations, or other causes beyond its reasonable control.

18.SEVERABILITY

If any term or provision of this Agreement is held or found to be invalid under any applicable statute or rule of law, then, that term or provision notwithstanding, this Agreement shall remain in full force and effect and such term or provision shall be deemed modified to the minimum extent necessary consistent with the manifest intent of the parties.

19.NOTICES

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon personal delivery or upon delivery by a nationally recognized courier with tracking facilities addressed in accordance with the appropriate address set forth herein or such other address of which notice is so given.

20.COMPLIANCE WITH LAWS AND EXPORT REGULATIONS

OEM agrees to comply with all laws of the United States and all other applicable governmental entities including, without limitation, all export laws, restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority. OEM agrees not to export Licensor Software in violation of any such restrictions, laws or regulations.

21.SUCCESSOR AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

22.ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous oral or written communications regarding the

subject matter of this relationship except that the Mutual Non-Disclosure Agreement between the parties ("NDA")shall expressly survive the execution of this Agreement. Any conflict between the NDA and this Agreement shall be resolved in favor of this Agreement. It is expressly understood and agreed that no warranty or other representation made by any employee or agent of either party is binding on the other party unless that warranty or representation is specifically included within the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PLANETLINK COMMUNICATIONS, INC.	KARTA TECHNOLOGIES, INC.
By:________________	By:________________
M. Dewey Bain, President & CEO	G. P. Singh, Ph.D., P.E., President & CEO